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                                                                Exhibit 99.5

                     [CTA Public Relations letterhead]



                                  * NEWS *


CONTACT: Gregory B. Powell, Senior Vice President and General Manager Bevo Beaven, Vice President
          CTA Public Relations
          (303) 665-4200

              MAIL-WELL EXECUTIVES FILE CERTIFICATIONS WITH THE
                     SECURITIES AND EXCHANGE COMMISSION

ENGLEWOOD, Colo., August 14, 2002 -- Mail-Well, Inc. (NYSE: MWL) announced that Paul V. Reilly, chairman, president and chief executive officer, and Michel P. Salbaing, senior vice president and chief financial officer, submitted sworn statements today to the U.S. Securities and Exchange Commission (SEC) affirming the SEC filings made by the company in 2002. The statements cover Mail-Well's 10-K for 2001, its 10-Qs for the first and second quarters of 2002, its 2002 proxy statement and all 8-Ks filed in 2002 to the date of the statements. The statements, which were submitted in accordance with SEC Order No. 4-460, were reviewed with the company's audit committee. A copy of the statements will be made available on the investor relations page of the company's website at www.mail-well.com and will also be available at the SEC's website at www.sec.gov/rules/extra/ceocfo.htm.

Messrs. Reilly and Salbaing also submitted to the SEC certifications with respect to the Form 10-Q filed with the SEC today, in accordance with the Sarbanes-Oxley Act of 2002.

Mail-Well also announced that the Form 10-Q filed with the SEC today reflects a change from the previously announced results for the three- and six-month periods ended June 30, 2002, necessitated by the sale of the company's filing products division on August 8, 2002. The proceeds of $36.7 million received from the sale of this operation were as expected, but due primarily to certain obligations and contingencies assumed by Mail-Well in order to complete the transaction, the company recorded an additional impairment loss of $6.1 million in the second quarter.

Headquartered in Englewood, Colo., Mail-Well specializes in three multi-billion market segments in the highly fragmented printing industry: commercial printing, envelopes and printed office products. These three divisions achieved sales of $1.9 billion in 2001. Mail-Well divested its label division in May 2002. Mail-Well has over 11,000 employees and more than 80 printing facilities and numerous sales offices throughout North America.

This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors that could cause or contribute to differences include, but are not limited to, the ability to execute strategic initiatives including the timely sale of certain assets at favorable prices, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition and competitor's actions, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well securities.

News Releases and other information on Mail-Well can be accessed at www.mail-well.com.

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